Exhibit 99.(a)(5)(i)

BOSTON SCIENTIFIC COMPLETES ACQUISITION OF CRYOCOR

Natick, MA and San Diego, CA (May 28, 2008) — Boston Scientific Corporation (NYSE:BSX) and CryoCor, Inc. (NASD:CRYO) today announced that Boston Scientific has completed its acquisition of CryoCor.  The transaction follows the definitive agreement announced on April 16.  Under the terms of the transaction, all remaining outstanding CryoCor shares are entitled to receive $1.35 per share in cash, for a total of approximately $17.6 million.  CryoCor is now an indirect, wholly-owned subsidiary of Boston Scientific.

About Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

Boston Scientific’s Electrophysiology business is a leader in cardiac ablation products designed to treat common cardiac arrhythmias.  Its line of Blazer™, Blazer XP™ and Chilli II™ products are used to treat arrhythmias such as Atrial Flutter and Ventricular Tachycardia.  The Electrophysiology business also supplies a complete line of multi-electrode diagnostic catheters, ultrasound (ICE) catheters and accessories.

About CryoCor, Inc.

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias.  The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue.  The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002.  In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation and the Cryoablation System has been approved for the treatment of right atrial flutter.  For more information please visit the Company’s website at http://www.cryocor.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding new product development and performance, acquisitions and integration of acquired companies, development plans and expenditures, and our growth strategy.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A- Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACTS FOR BOSTON SCIENTIFIC
AND CRYOCOR:	Paul Donovan
508-650-8541 (office)
508-667-5165 (mobile)
Media Relations
Boston Scientific Corporation

Larry Neumann
508-650-8696 (office)
Investor Relations
Boston Scientific Corporation